Exhibit 99.1

Electric City Corp. Reports Second Quarter 2003 Results

Strongest Consolidated Results Since January 2000, 22% Improvement in Operating Results

ELK GROVE VILLAGE, IL, August 14, 2003 / PR Newswire/ - Electric City Corporation (AMEX: ELC), a leading developer, manufacturer and integrator of energy savings technologies and building automation systems, today announced its results for the three-month and six-month periods ended June 30, 2003.  The Company reported that its consolidated loss from continuing operations for the second quarter of 2003 declined 22.3% to $945,248 from $1,215,866 for the second quarter of 2002.  The net loss available to shareholders for the three-month period ended June 30, 2003 was $2,766,339 or $0.08 per share as compared to a loss of $3,590,901 or $0.12 per share for the year earlier period.  Notably, the 2003 net loss available to shareholders included a loss from discontinued operations of $821,839 or $0.02, as compared to a loss from discontinued operations of $147,424 for the second quarter of 2002.   Consolidated net revenue for the second quarter decreased 8.8% to $1,668,721 from $1,830,038 earned during the second quarter of 2002.

“We are satisfied with our second quarter results,” commented Jeff Mistarz, CFO Electric City.  “With the exception of the fourth quarter of last year, this is the sixth consecutive quarter we have improved our performance over prior years, significantly reduced our SG&A and protected our balance sheet.  For a fourth consecutive quarter, we have posted an improved bottom line, and the second quarter of 2003 represents our best operating performance to date.  All of this was accomplished while we moved forward with our $25 Million VNPP™ program with Commonwealth Edison and we brought Cinergy in as a strategic investor.”

“While revenue decreased slightly from the same quarter in 2002, after adjustment for discontinued operations, it increased for the second quarter in a row and we produced an increase in consolidated gross margin as we fine-tuned our commercial approach,” continued Mistarz.  “While there has been some pickup in the general economy, corporate capital spending remains relatively low.  Therefore, many of our scalable project customers continue to delay some of their repeat purchases.  While they are delaying somewhat, their interest in expanding their use of our technology remains strong.  This trend coupled with the startup of the Commonwealth Edison VNPP project, is expected to result in an increase in our second half revenue and operating results.”

The loss from continuing operations for the six-month period ended June 30, 2003 declined 28.9% to $1,944,765 from $2,736,886 for the first six months of 2002.  The net loss available to common shareholders declined 51.9% to $4,844,660 or $0.14 per share from $10,080,585 or $0.32 per share for the same period in 2002.  The 2003 net loss available to shareholders included a loss of $1,066,651 or $0.03 per share from discontinued operations, while the first six-months of 2002 included a loss from discontinued operations of $333,603 or $0.01 per share and a charge of $4,103,872 or $0.13 per share for the cumulative effect of accounting change related to the adoption of SFAS 142.  Consolidated net revenue for the first six month of 2003 quarter decreased 15.1% to $2,819,474 as compared to $3,321,969 for the same period in 2002.

In reviewing accomplishments for the first quarter of 2003, Electric City management outlined significant milestones achieved during the period:

•                  Second consecutive quarterly increase in revenue, with a 45% increase in second quarter revenue over the revenue earned during the first quarter 2003, after adjustment for discontinued operations.

•                  Continued reduction of SG&A expense, with a 33% reduction from the second quarter of 2002 and a 38% reduction from the first half of 2002.

•                  Best operating results to date.  The consolidated net loss from continuing operations decreased 22 % from the same quarter last year and 29 % from the first half of 2002.

•                  Raised $2,169,914 in gross proceeds through the private placement of equity securities during the second quarter, and $3,169,914 in gross proceeds during the first six months of 2003, including a strategic investment by a leading energy company, Cinergy.

•                  Completed the successful sale of our switchboard division realizing proceeds of $929,032.

•                  Reduced outstanding debt by $854,281 during the first six months of 2003.

•                  Continued to advance the development of our first, 50 Megawatt, Virtual “Negawatt” Power Plan with the Commonwealth Edison, which is expected to generate up to $25 million in revenue over the projected 18 month life of the program.

A full analysis of the three month and six month results are available in the Company’s 10-QSB, which is available on the Company’s website at www.elccorp.com or on Edgar.

About Electric City Corp.

Electric City is a leading developer, manufacturer and integrator of energy savings technologies and building automation systems. The Company currently markets the EnergySaver(TM), the GlobalCommander® and LightMaster(TM) energy conservation technologies, as well as its independent development of scalable, negative power systems under the trade name, Virtual “Negawatt” Power Plant “VNPP”®.  The Company recently announced its first VNPP development – a 50 Megawatt, negative power system for Commonwealth Edison in Northern Illinois. Electric City is based in Elk Grove Village, Illinois and is traded on The American Stock Exchange under the symbol ELC. Additional information is available at the Company’s website at www.elccorp.com or by calling 847-437-1666.

Investor Relations Contact:  Glen Akselrod, The Stockpage, Telephone 800-797-5683, e-mail glen@thestockpage.com

Media Contact: Julie Shepherd, Accentuate, Telephone 847-669-0633, e-mail: Julie@accentuatePR.com

FORWARD LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Electric City’s current expectations about its future results, performance, prospects and opportunities. Electric City has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” or similar expressions. These forward-looking statements are based on information currently available to Electric City and are subject to a number of risks, uncertainties and other factors that could cause Electric City’s actual results, performance, prospects or opportunities in the remainder of 2003 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include those related to the Company’s timing of large scalable customer projects, execution of its 50 MW VNPP project with Commonwealth Edison and implementation of growing backlog mentioned above.  Other risks are referenced in Electric City’s current Annual Report on form 10-KSB or as may be described from time to time in Electric City’s subsequent SEC filings; and such factors as incorporated by reference.